EXHIBIT 10.29

RESTRICTED STOCK UNIT AGREEMENT

James F. Flaherty III, Grantee:

As of the 26th day of October 2005 (the “Grant Date”), Health Care Property Investors, Inc., a Maryland corporation (the “Company”), pursuant to the Health Care Property Investors, Inc. 2000 Stock Incentive Plan, as amended and/or restated from time to time (the “Plan”), has granted to you, the Grantee named above, 58,500 restricted stock units (the “Units”) with respect to 58,500shares of Common Stock on the terms and conditions set forth in this Restricted Stock Unit Agreement (this “Agreement”) and the Plan.  The Units are subject to adjustment as provided in Section 11(a) of the Plan.  Capitalized terms not defined herein shall have the meanings assigned to such terms in the Plan.  The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) is the administrator of the Plan for purposes of your Units.

I.              Vesting.

(a)           Vesting of Units.  Subject to the terms and conditions of this Agreement, your Units shall vest in accordance with the following schedule, subject to your continuous service to the Company until the applicable vesting date.  (Vesting amounts pursuant to the following schedule are cumulative.)

Tranche	Percentage of Units that Vest	Vesting Date
1	20%	13 Months After the Grant Date

2	20%	2nd Anniversary of Grant Date

3	20%	3rd Anniversary of Grant Date

4	20%	4th Anniversary of Grant Date

5	20%	5th Anniversary of Grant Date

The vesting schedule requires continued employment through each applicable Vesting Date as a condition to vesting of the applicable Tranche and the corresponding rights and benefits under this Agreement.  Unless otherwise expressly provided herein with respect to accelerated vesting of the Units under certain circumstances, employment for only a portion of a vesting period, even if a substantial portion, will not entitle you to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment as provided in this Agreement.

(b)           Acceleration on Certain Terminations.  If at any time prior to the date your Units become fully vested in accordance with Section 1(a), your employment with the Company is terminated as a result of (i) your death or Disability), (ii) a Termination Other Than For Cause (iii) a Termination For Good Reason, or (iv) a Termination Upon a Change in Control (including a Covered Resignation), your Units (to the extent then outstanding and otherwise unvested) shall fully vest immediately upon such termination of employment.  For purposes of this Agreement, the terms “Covered Resignation,” “Disability,” “Termination Other Than For Cause,” “Termination For Good Reason,” and “Termination Upon a Change in Control” shall have the meanings ascribed to such terms in your Employment Agreement with the Company dated October 26, 2005 (the “Employment Agreement”).  Such meanings shall continue to apply for purposes of this Agreement notwithstanding any termination of the “Employment Period” (as such term is defined in the Employment Agreement) in accordance with the Employment Agreement.

(c)           No Acceleration or Vesting Upon Other Terminations.  Except as otherwise provided in the Plan, if at any time your employment with the Company is terminated (i) by the Company, or (ii) by you, under any circumstances (other than as a result of your death or Disability, a Termination Other Than For Cause, a Termination For Good Reason, or a Termination Upon a Change in Control, including a Covered Resignation), any of your Units that remain outstanding and otherwise unvested at the time of such termination of employment shall be automatically forfeited and cancelled in full, effective as of such termination of employment.

(d)           Employment Termination Date.  If the Employment Period is in effect, the date of your termination of employment for purposes of this Agreement shall be no earlier than the “Date of Termination,” as such term is defined in the Employment Agreement.

II.            Timing and Form of Payment.

(a)           Distribution Date.  Unless you elect otherwise not more than thirty (30) days after the Grant Date, the distribution date (the “Distribution Date”) for your Units that become vested pursuant to this Agreement will be the date that such Units vest.  Distribution of your vested Units will be made by the Company in shares of Common Stock (on a one-to-one basis) on or as soon as practicable after the Distribution Date with respect to such vested Units.  You will only receive distributions in respect of your vested Units and will have no right to distribution of your unvested Units unless and until such Units vest.  Once a vested Unit has been paid pursuant to this Agreement, you will have no further rights with respect to that Unit.  You may, however, elect (a “Distribution Election”) to (A) defer your Distribution Date with respect to some or all of your vested Units and/or (B) have your vested Units distributed to you in annual installments as provided in Section II(b), provided that such election complies with this Section II.  You may change your Distribution Election with respect to each Tranche (set forth in Section I(a) above) up to three times without the approval of the Committee, provided such Distribution Election is made in a timely manner.  Any Distribution Elections with respect to a Tranche in addition to the three provided in the preceding sentence may only be made with the approval of the Committee, in its sole discretion.  In order for a Distribution Election to be valid, it must be made at least one year prior to the then-existing Distribution Date with respect to the Units subject to such Distribution Election, the new Distribution Date must be at least five years after the then-existing Distribution Date with respect to such Units, and the election must otherwise be consistent with Section 409A of the Code.  Your Distribution Date with respect to any portion of your Units may not be prior to the Vesting Date for such Units.  Distribution Elections may only be made by delivering a written election to the Company care of its General Counsel in the form attached as Exhibit A hereto.

(b)           Form of Distribution.  Unless you elect otherwise, distribution of your vested Units with respect to any Tranche will be made in a lump sum on or as soon as practicable after your Distribution Date.  You may, however, elect to have vested Units with respect to any Tranche distributed in the form of two or more annual installments over a fixed number of years, provided that each installment payment must be for a minimum of 1,000 shares of Common Stock.  If you elect to have some or all of your vested Units underlying a Tranche distributed in annual installments, the first installment will be paid on or as soon as practicable after the Distribution Date with respect to such Tranche and subsequent installments will be paid on or as soon as practicable after each of the anniversaries of the Distribution Date with respect to such Tranche during your elected installment period.  You may change an election you make pursuant to this Section II(b) (or you may make an initial election in the event that you did not elect a form of payment at the time of your award and, accordingly, your Units were subject to the lump sum default payment rule) by filing a new written election with the Committee; provided that you must also elect a later Distribution Date pursuant to Section II(a) as to any Units that are subject to such election and in no event may such an election result in an acceleration of distributions within the meaning of Section 409A of the Code.  Distribution Elections may only be made by delivering a written election to the Company care of its General Counsel in the form attached as Exhibit A hereto.

(c)           Hardship Distribution.  If you experience an Unforeseeable Emergency (as defined below) you may elect to receive immediate distribution of some or all or your vested Units upon such Unforeseeable Emergency.  Distribution upon an Unforeseeable Emergency shall be made no later than thirty (30) days following written notice to the Company care of its General Counsel of the Unforeseeable Emergency.  For purposes of this Agreement, an “Unforeseeable Emergency” shall mean a severe financial hardship resulting from (i) an illness or accident of you, your spouse, or your dependent (as defined in Section 152(a) of the Code), (ii) loss of your property due to casualty, or (iii) any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond your control, all as reasonably determined by the Committee in good faith.  No distribution shall be made in respect of an Unforeseeable Emergency to the extent that such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of your assets (to the extent the liquidation of such assets would not cause severe financial hardship).  Any distribution of your vested Units as a result of an Unforeseeable Emergency shall be limited to the amount reasonably necessary to relieve the Unforeseeable Emergency (which may include amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution).

III.           Dividend Equivalent Rights.  During such time as each Unit remains outstanding and prior to the distribution of such Unit in accordance with Section II, you will have the right to receive, in cash, with respect to such Unit, the amount of any cash dividend paid on a share of Common Stock (a “Dividend Equivalent Right”).  You will have a Dividend Equivalent Right with respect to each Unit that is outstanding on the record date of such dividend.  Dividend

Equivalent Rights will be paid to you at the same time or within 30 days after dividends are paid to stockholders of the Company.  Dividend Equivalent Rights will not be paid to you with respect to any Units that are forfeited pursuant to Section I(c), effective as of the date such Units are forfeited.  You will have no Dividend Equivalent Rights as of the record date of any cash dividend in respect of any Units that have been paid in Common Stock; provided that you are the record holder of such Common Stock on or before such record date.

IV.           Transferability.  No benefit payable under, or interest in, the Units or this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such attempted action shall be void and no such benefit or interest shall be, in any manner, liable for, or subject to, your or your beneficiary’s debts, contracts, liabilities or torts; provided, however, nothing in this Section IV shall prevent transfers of your Units to the Company or by will or applicable laws of descent and distribution.  You may designate a beneficiary to receive distribution of your vested Units upon your death by submitting a written beneficiary designation to the Committee in the form attached hereto as Exhibit A.  You may revoke a beneficiary designation by submitting a new beneficiary designation.

V.            Withholding.  You will be required to pay in cash or deduction from other compensation payable to you by the Company any sums required by federal, state or local tax law to be withheld with respect to the issuance, vesting or payment of Units and the payment of Dividend Equivalent Rights.  At your election and in satisfaction of the foregoing requirement, the Company will withhold shares of Common Stock underlying the Units and otherwise issuable in accordance with Section II hereof, in the manner prescribed by, and subject to the limitations of, Section 12 of the Plan, in satisfaction of such withholding obligations.

VI.           No Contract for Employment.  This Agreement is not an employment or service contract and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company, or of the Company to continue your employment or service with the Company.

VII.          Notices.  Any notices provided for in this Agreement or the Plan, including a Distribution Election, shall be given in writing and shall be deemed effectively given upon receipt if delivered by hand or, in the case of notices delivered by United States mail, five (5) days after deposit in the United States mail, postage prepaid, addressed, as applicable, to the Company or if to you, at such address as is currently maintained in the Company’s records or at such other address as you hereafter designate by written notice to the Company.

VIII.        Plan.  The provisions of the Plan are hereby made a part of this Agreement.  In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of this Agreement shall control.

IX.           Entire Agreement.  This Agreement, together with the Employment Agreement, contains the entire understanding of the parties in respect of the Units and supersedes upon its effectiveness all other prior agreements and understandings between the parties with respect to the Units.  In the event of any discrepancy between this Agreement and the Employment Agreement, the Employment Agreement shall control.

X.            Amendment.  This Agreement may be amended by the Committee; provided, however that no such amendment shall, without your prior written consent, alter, terminate, impair or adversely affect your rights under this Agreement.

XI.           Governing Law.  This Agreement shall be construed and interpreted, and the rights of the parties shall be determined, in accordance with the laws of the State of California, without regard to conflicts of law provisions thereof.

XII.         Tax Consequences.  You may be subject to adverse tax consequences as a result of the issuance, vesting and/or distribution of your Units.  YOU ARE ENCOURAGED TO CONSULT A TAX ADVISOR AS TO THE TAX CONSEQUENCES OF YOUR UNITS AND SUBSEQUENT DISTRIBUTION OF COMMON STOCK.

XIII.        Construction.  To the extent that this Agreement is subject to Section 409A of the Code, you and the Company agree to cooperate and work together in good faith to timely amend this Agreement to comply with Section 409A of the Code.  In the event that you and the Company do not agree as to the necessity, timing or nature of a particular amendment intended to satisfy Section 409A of the Code, reasonable deference will be given to your reasonable interpretation of such provisions.

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Very truly yours,

HEALTH CARE PROPERTY INVESTORS, INC.

		By:	/s/	Edward J. Henning
		Name:		Edward J. Henning
		Title:		Senior Vice President, General Counsel and
Corporate Secretary

Accepted and Agreed,
effective as of the date first written above.

By:	/s/ James F. Flaherty III
Name: James F. Flaherty III

EXHIBIT A

HEALTH CARE PROPERTY INVESTORS, INC.
2000 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNITS
DISTRIBUTION ELECTION AND BENEFICIARY DESIGNATION FORM

Name: James F. Flaherty III	Social Security No.:

In connection with your award of Restricted Stock Units on October 26, 2005 under the Health Care Property Investors, Inc. 2000 Stock Incentive Plan, as amended and/or restated from time to time (the “Plan”), you have the option of selecting the timing and form of payment of the shares of Common Stock underlying your vested Units.

Please complete this election form and return it to Edward J. Henning, the Company’s General Counsel and Corporate Secretary.

Deferral of Distribution Date

Unless you elect otherwise, the Distribution Date for your Units that vest will be the vesting date of such Units.  You may elect a new Distribution Date with respect to some or all of the Tranches by completing the deferral election grid below.  Please note that, subject to the restrictions set forth below and in the Agreement, your new Distribution Date with respect to a Tranche can take any of the following forms:

•                                          You may elect a date certain for your Distribution Date (e.g., January 1, 2010),

•                                          You may elect that your Distribution Date will be the date of your death or termination of employment, or

•                                          You may elect a Distribution Date that is the earlier of two dates/events (e.g., the earlier of January 1, 2010, or termination of your employment).

If you do not elect a Distribution Date by the date that is 30 days after the Grant Date, you will be deemed to have elected distribution of your vested Units on or as soon as administratively practical after the applicable vesting date of your Units.  If, after the date that is 30 days after the Grant Date, you want to change the Distribution Date with respect to any of your vested Units, your new election must be made at least one year prior to the then-existing Distribution Date, the new Distribution Date you elect must be at least five years after the then-existing Distribution Date, and the change must otherwise satisfy Section 409A of the Code.  If your election to defer your Distribution Date is not timely, it will not be valid.

You acknowledge and understand that by electing a new Distribution Date with respect to one or more of the Tranches, you are hereby revoking the then-existing Distribution Date with respect to such Tranche(s).  You further acknowledge and agree that the distribution of the shares of Common Stock underlying your Units may coincide with a period during which you are prohibited from selling, disposing or otherwise transferring such shares pursuant to the Company’s Insider Trading Policy, or by law, and therefore, you may not be able to sell, dispose or otherwise transfer such shares to pay any sums required by federal, state or local tax law to be withheld with respect to the issuance of such shares.

Tranche	Vesting Date	Distribution Date*
1	13 Months After the Grant Date

2	2nd Anniversary of Grant Date

3	3rd Anniversary of Grant Date

4	4th Anniversary of Grant Date

5	5th Anniversary of Grant Date

*  Specify “Vesting Date” if you desire payment of the vested Units on or as soon as administratively practical after the vesting date of the Units.  Otherwise, indicate the Distribution Date you elect.  In all events your election is subject to the rules stated above (including, without limitation, the 5-year deferral requirement set forth above if you are electing a change on or after the date that is 30 days after the Grant Date).

Form of Payment

Distribution of all of your vested Units underlying a Tranche will be made in shares of Common Stock in a lump sum on or as soon as practicable after the Distribution Date with respect to such Units.  For example, all of your vested Units under Tranche 1 will be distributed to you on or as soon as practicable after the Vesting Date with respect to Tranche 1 (unless you elect a later Distribution Date as provided above).  You may, however, elect at the time of your award to have vested Units with respect to any Tranche distributed in the form of two or more annual installments over a fixed number of years.  For example, if you elect to have your vested Units underlying Tranche 1 distributed in five installments, your vested Units will be distributed to you in five equal payments on or as soon as practicable after the Distribution Date with respect to Tranche 1 and each of the first four anniversaries of the Distribution Date for Tranche 1.

If you elect to have any or all of your vested Units underlying a Tranche distributed in installments, you must elect a number of equal annual installments which will result in a distribution of at least 1,000 shares of Common Stock per installment with respect to such Tranche (otherwise, the number of installments you elected will be reduced by the Company to produce a distribution of at least 1,000 shares of Common Stock per installment).  If you would like to change a form of distribution election you have made (or if you would like to make an initial form of distribution election in the event that you did not make such an election at the time of the award), your election must be made at least one year prior to the then-existing Distribution Date, and you must elect a new Distribution Date that is at least five years after the then-existing Distribution Date.  If your election to defer your Distribution Date is not timely, it will not be valid.  Furthermore, if you are changing an existing form of distribution election, your election change cannot result in an acceleration (within the meaning of Section 409A of the Code) of payments, and your change must otherwise be consistent with Section 409A of the Code.

Tranche	Vesting Date	Number of Installments (Shares of Common Stock per Installment)
1	13 Months After the Grant Date	( )

2	2nd Anniversary of Grant Date	( )

3	3rd Anniversary of Grant Date	( )

4	4th Anniversary of Grant Date	( )

5	5th Anniversary of Grant Date	( )

Beneficiary Designation

I hereby designate the following individual as beneficiary to receive distribution of my vested Units, if any, in the event of my death.  Distribution of such vested Units will be in the form, and on the Distribution Date(s), in effect with respect to such vested Units as of the date of my death.

Beneficiary Information

Name:
(Please print)		Last	First		Middle Initial

Sex:	Relationship to Participant:

Social Security No.:			Date of Birth:

Address:

City:		State:		Zip Code:

Please retain a copy of this Distribution Election Form for your records.

Signature: James F. Flaherty III			Date Signed